Exhibit (p)1



                                 CODE OF ETHICS


This Code of Ethics of Alleghany Funds (the "Fund") is adopted on December 8, 1994 and as amended on June 20, 1997, pursuant to the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended, and shall apply to each series of shares of the Fund ("Portfolio"). Each reference to "Fund" in the Code of Ethics shall be deemed to apply to each of the existing and all future Portfolios of the Fund, in addition to the Fund itself.

1.     General Principles.

       All Access Persons:

          (a) shall place first at all times their duty to the interests of the shareholders;

       (b) shall conduct all personal securities transactions consistent with the code of ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;

       (c) shall not take inappropriate advantage of their positions.

2.     Prohibitions.

       No Access Person of the Fund:

       (a) In connection with the purchase or sale by such persons of a security held or to be acquired by the Fund:

              (i) shall employ any device, scheme or artifice to defraud the Fund;

              (ii) make to the Fund any untrue statement of a material fact or to omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

              (iii) engage in any act,  practice,  or course of  business  which operates or would operate as a fraud or deceit upon the Fund; or

              (iv) engage in any manipulative practice with respect to the Fund.

       (b) Shall purchase or sell, directly or indirectly, any security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his/her actual knowledge at the time of such purchase or sale:

              (i)   is being considered for purchase or sale by the Fund; or

              (ii) is then being purchased or sold by the Fund.


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3.     Restrictions.

       (a) Express prior approval from the Chairman of Alleghany Funds of any securities acquisition of Initial Public Offerings by an Access Person is required. In the case of the Chairman, prior approval is to be given by Alleghany Asset Management's Chief Financial Officer.

       (b) In connection with the acquisition of securities by Access Person in a Private Placement:

              (i) express prior approval from the Chairman of Alleghany Funds must be granted. In the case of the Chairman, prior approval is to be given by Alleghany Asset Management's Chief Financial Officer.

              (ii) Access Personnel who have been authorized to acquire securities in a private placement shall be required to disclose that investment when they play a part in the Fund's subsequent consideration of an investment in the issuer.

              (iii) in such  circumstances,  the  Fund's  decision  to  purchase securities of the issuer shall be subject to an independent review by the Fund's investment personnel with no personal interest in the issuer.

       (c) An Access Person shall not:

              (i) buy or sell a security within at least seven calendar days before and after the Fund trades in that security;

              (ii) profit in the purchase and sale, or sale and purchase of the same (or equivalent) securities within 60 calendar days, exceptions only approved on a case by case basis by the Chairman of Alleghany Funds. In the case of the Chairman, approval is to be given by Alleghany Asset Management's Chief Financial Officer.

              (iii) receive  any gift or other  thing  of more  than de  minimis value from any person or entity that does business with or on behalf of the Fund.

              (iv) serve on the board of directors of publicly traded companies, absent prior authorization based upon a determination that the board of directors service will be consistent with interests of the Fund and its shareholders. If board service is authorized, such persons will be isolated from those making investment decisions through the use of "Chinese Wall" or other procedures designed to address the potential conflicts of interest or misuse of information.



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4.     Exempted Transactions.

       The prohibitions of section 2 and the restrictions of section 3 of this code shall not apply to:

       (a) Purchases or sales which are non-volitional on the part of either the Access Person or the Fund. Includes purchases and sales effected in any account over which the Access Person has no direct or indirect influence or control or in any account of the Access Person which is managed on a discretionary basis by a person other than the Access Person and with respect to which such Access Person does not in fact influence or control.

       (b) Purchases which are dividend reinvestments as part of an automatic dividend reinvestment plan.

       (c) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

5.     Procedural Matters.

       (a)    The Compliance Officer of the Fund shall:

              (i) Furnish a copy of this Code to each Access Person of the Fund annually so all Access Persons may certify that they have read and understood said Code of Ethics and recognize they are subject thereto.

              (ii)  Notify  each such  Access  Person of his/her  obligation  to
                    certify   annually   that  he/she  has  complied   with  the
                    requirements of this Code of Ethics.

              (iii) Notify  each  Access  Person of his/her  obligation  to file reports as provided by Section 6 of this Code.

              (iv) Report to the Board of Trustees the facts contained in any reports filed with the Secretary pursuant to section 6 of this Code when any such report indicates that an Access Person engaged in a transaction in a security held or to be acquired by the Fund.

              (v) Maintain the records required by paragraph (d) of Rule 17j-1.

6.     Reporting.

       (a) Every Access Person shall disclose to the Compliance Officer of the Fund all personal securities holdings upon commencement of employment and thereafter on an annual basis. Each Access Person will be required to sign an annual statement attesting to the accuracy of the information provided.

       (b) Every Access Person shall report to and receive approval from the head or appropriate trader, prior to their execution, personal securities transactions with respect to any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required make such a report with respect to exempted transactions defined in Section 4.

       (c) Every Access Person shall report to the Fund the information described in Section 6(e) of this Code with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security, including those transactions defined in Section 4; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

          (d) The following access persons will be exempted from the restrictions described in Section 3 and the reporting requirements in
          Section 6: trustees and officers of the Fund unless employed by the investment advisors, and employees of investment advisers other than The Chicago Trust Company if they are in compliance with a separate code of ethics. These persons need only report a transaction in a security if such person, at the time of that transaction, knew or, in the ordinary course of fulfilling his/her regular duties, should have known that, during the seven-day period immediately preceding and after the date of the transaction, such security was purchased or sold by the Fund or was being considered for purchase or sale by its investment adviser.

       (e) Every report shall be made to the Compliance Officer of the Fund not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

              (i) the date of the transaction, the title and number of shares, and the principal amount of each security involved;

              (ii) the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

              (iii) the price at which the transaction was effected; and

              (iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

       (f) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

       (g) No report shall be required under this Code of Ethics where such report would duplicate information recorded pursuant to Rule 204-2(a)(12) or Rule 201-2(a)(13) under the Investment Advisers Act of 1940.

7.     Violations.

       All violations of the Code will be reported to the Fund's Board on a quarterly basis. Upon being apprised of facts which indicate that a violation of this Code may have occurred, the Board of Trustees of the Fund shall determine whether, in their judgment, the conduct being considered did in fact violate the provisions of this Code. If the Board of Trustees determines that a violation of the Code has occurred, the Board may impose such sanctions as it deems appropriate in the circumstances (including, without limitation, the disgorgement of any profit). If the person whose conduct is being considered by the Board is a trustee of the Fund, he/she shall not be eligible to participate in the judgment of the Board as to whether a violation exists or whether, or to what extent, sanctions will be imposed.

8.     Definitions.

              (1) "Access Person" means each person in a control relationship to the Fund or its investment advisers, officers and trustees of the Fund, and any employee of these organizations, who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales. For purposes hereof, "control" shall have the same meaning as set for in Section 2(a)(9) of the Investment Company Act of 1940.

              (2)  "Security"  shall have the meaning set forth in Section  2(a)
              (36) of the Investment Company Act of 1940 except (i) it does not include securities issued by the Government of the United States or by federal agencies and which are direct obligations of or guaranteed by the United States, bankers' acceptances, certificates of deposit, commercial paper (and such other money market instruments as may be designated from time to time by the Fund's Board of Trustees), shares of registered open-end investment companies, common trust funds and commingled trust funds and (ii) it does include financial futures contracts and forward foreign currency contracts.

              (3) A "security held or to be acquired" means a security which, within the most recent 15 days (i) is or has been held by the Fund; or (ii) is being or has been considered by the Fund or its investment adviser for purchase by the Fund, and includes the writing of an option to purchase or sell a security.

              (4) "Beneficial Ownership" shall have the meaning ascribed thereto under Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Generally, an employee is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse and the names of his or her immediate family sharing the same household. A person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust or another entity) if, by reason of contract, understanding or relationship he or she obtains or may obtain therefrom benefits substantially equivalent to those of ownership.

              (5) The Code of Ethics applies to all of The Chicago Trust Company's investment activities including mutual funds, investment advisory accounts, trust accounts, and all other fiduciary accounts.